Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED CERTIFIED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of BFC Financial Corporation of our report dated March 16, 2015 relating to the financial statements and the effectiveness of internal control over financial reporting which appears in BFC Financial Corporation’s Annual Report on Form 10-K for the year ended December 31, 2015. We also consent to the incorporation by reference of our report dated March 16, 2015 relating to the financial statement schedules, which appears in BFC Financial Corporation’s Annual Report on Form 10-K for the year ended December 31, 2015.

/s/ PricewaterhouseCoopers LLP

Fort Lauderdale, Florida

December 22, 2016